     Morgan Stanley Global Opportunity Bond Fund, Inc. (the
     "Fund")
     Item 77D

     The Board recently approved the following:

     The Fund may invest a portion of its assets in
     structured investments, structured notes and other
     types of similarly structured products consistent with
     the Fund's investment objectives and policies.
     Generally, structured investments are interests in
     entities organized and operated for the purpose of
     restructuring the investment characteristics of
     underlying investment interests or securities. These
     investment entities may be structured as trusts or
     other types of pooled investment vehicles. This type of
     restructuring generally involves the deposit with or
     purchase by an entity of the underlying investments and
     the issuance by that entity of one or more classes of
     securities backed by, or representing interests in, the
     underlying investments or referencing an indicator
     related to such investments. The cash flow or rate of
     return on the underlying investments may be apportioned
     among the newly issued securities to create different
     investment characteristics, such as varying maturities,
     credit quality, payment priorities and interest rate
     provisions. The cash flow or rate of return on a
     structured investment may be determined by applying a
     multiplier to the rate of total return on the
     underlying investments or referenced indicator.

     Structured notes are derivative securities for which
     the amount of principal repayment and/or interest
     payments is based on the movement of one or more
     "factors." These factors include, but are not limited
     to, currency exchange rates, interest rates (such as
     the prime lending rate or LIBOR), referenced bonds and
     stock indices. Some of these factors may or may not
     correlate to the total rate of return on one or more
     underlying instruments referenced in such notes. In
     some cases, the impact of the movements of these
     factors may increase or decrease through the use of
     multipliers or deflators. The Fund will use structured
     notes consistent with its investment objectives and
     policies.

     The cash flow or rate of return on a structured
     investment may be determined by applying a multiplier
     to the rate of total return on the underlying
     investments or referenced indicator. Application of a
     multiplier is comparable to the use of financial
     leverage, a speculative technique. Leverage magnifies
     the potential for gain and the risk of loss. As a
     result, a relatively small decline in the value of
     the underlying investments or referenced indicator
     could result in a relatively large loss in the value
     of a structured product. Holders of structured
     products bear risks of the underlying investments,
     index or reference obligation and are subject to
     counterparty risk. The Fund may have the right to
     receive payments to which it is entitled only from
     the structured product, and generally does not have
     direct rights against the issuer. While certain
     structured investment vehicles enable the investor to
     acquire interests in a pool of securities without the
     brokerage and other expenses associated with directly
     holding the same securities, investors in structured
     vehicles generally pay their share of the investment
     vehicle's administrative and other expenses. Certain
     structured products may be thinly traded or have a
     limited trading market and may have the effect of
     increasing the Fund's illiquidity to the extent that
     the Fund, at a particular point in time, may be
     unable to find qualified buyers for these securities.

     Investments in structured notes involve risks including
     interest rate risk, credit risk and market risk. Where
     the Fund's investments in structured notes are based
     upon the movement of one or more factors, including
     currency exchange rates, interest rates, referenced
     bonds and stock indices, depending on the factor used
     and the use of multipliers or deflators, changes in
     interest rates and movement of the factor may cause
     significant price fluctuations.  Additionally, changes
     in the reference instrument or security may cause the
     interest rate on the structured note to be reduced to
     zero and any further changes in the reference
     instrument may then reduce the principal amount payable
     on maturity. Structured notes may be less liquid than
     other types of securities and more volatile than the
     reference instrument or security underlying the note.